Exhibit 3.169

State of Delaware Secretary of State Division of Corporations Delivered 01:01 PM 04/17/2006 FILED 12:56 PM 04/17/2006 SRV 060354457 - 4142914 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

In accordance with the provisions of Section 18-201 of the Delaware Limited Liability Company Act, the undersigned submits the following Certificate of Formation and certifies as follows:

FIRST:   The name of the limited liability company is Reliant Energy Power Supply, LLC.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware 19808. The name of its Registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Reliant Energy Power Supply, LLC this 17th day of April, 2006.

BY:	/s/ Janet K. Greene
Janet K. Greene
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:00 PM 05/01/2009
FILED 02:28 PM 05/01/2009
SRV 090420573 - 4142914 FILE

CERTIFICATE OF AMENDMENT

OF

RELIANT ENERGY POWER SUPPLY, LLC

1.             The name of the limited liability company is: Reliant Energy Power Supply, LLC.

2.             The Certificate of Formation of the limited liability company is hereby amended as follows:

“2.           The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Reliant Energy Power Supply, LLC., this 1st day of May, 2009.

RELIANT ENERGY POWER SUPPLY, LLC

By:	/s/ Lynne Przychodzki
Lynne Przychodzki
Authorized Person